EXHIBIT 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:  Jason Thompson          COMPANY CONTACT: Jared E. Abbruzzese
                   Lippert/Heilshorn & Assoc.               CAI Wireless
                                                            Systems, Inc.
                                                            518/462-2632


                 CAI RESPONDS TO RECENT SHARE PRICE VOLATILITY


ALBANY, N.Y., October 8, 1996 - Jared E. Abbruzzese, Chairman and Chief

Executive Officer of CAI Wireless Systems, Inc. (NASDAQ: CAWS) made the following statement in light of the volatility in the Company's common stock price over the last three trading days:

      "CAI continues to be the only independent MMDS company with a significant continuing investment by regional bell operating companies.  CAI remains committed to a mutually beneficial relationship with their video services organizations," said Abbruzzese.

      "CAI is also extremely confident in its MMDS spectrum and in the

Company's ability to fully exploit its spectrum, notwithstanding the recent downturn in the Company's stock price.

      "CAI is the national leader in LOS households and was the industry leader in obtaining awards of BTAs in the recently-concluded FCC auction.  With this valuable asset base, in addition to its existing video delivery strategy, CAI is exploring a variety of uses for MMDS technology to enhance the value of its substantial spectrum capacity," continued Abbruzzese.  "The Company is particularly excited about the use of the spectrum for data transmission,

including Internet capabilities, which the Company has been testing successfully in Rochester and Washington, DC.  Subject to regulatory approval,

CAI expects to be able to offer enhanced services, such as data transmission services, coupled with video service, in its Rochester market.  CAI anticipates that the integrated service will become available in selected markets in its CS

Wireless Systems, Inc. affiliate as well.



                                   - more -

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      "It has been the Company's experience that the incremental cost of these additional uses of the spectrum is relatively small.  Any limitations the

Company may now have on its ability to access the public capital markets should not, in the Company's view, hinder the initial development of these uses or access to alternative sources of capital, including from sales of selected assets, although there can be no assurance that the Company would be successful with this or any other financing strategy."

      CAI, based in Albany, NY, operates six analog-based wireless systems in

New York City, Rochester and Albany, NY, Philadelphia, PA, Washington, DC and

Norfolk/Virginia Beach, Va.  CAI also has a portfolio of wireless cable channel rights in eight additional markets, including Long Island, Buffalo and

Syracuse, NY. Providence, RI, Hartford, Boston, Baltimore and Pittsburgh.



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